EXHIBIT 10.1

ENGINEER AND EXECUTIVE CONTRACT
EXEMPT POSITION

Mr. Marcel REGNIER

Nationality: French

Dear Mr. Regnier:

We are pleased to welcome you within Itron Holding France, as President and Chief Operating Officer of Water.

1.	CLASSIFICATION

In your capacity as President and Chief Operating Officer of Water, your position will be classified as follows: exempt position.

2.	REMUNERATION

As part of the all-in arrangement defined in the Article below, your annual gross all-in compensation will be equal to €320,000.

The said remuneration shall be paid in 12 equal monthly installments, whose amount shall not depend on the number of days and actual hours of work performed during the payroll period.

In addition, you may benefit from a variable compensation, under the management incentive plan (MIP), which may reach 75% of your gross annual salary, according to the attainment of objectives determined by the employer.¹

3.	WORKING TIME

You will be subject to the “all work schedules - executive officers” rules.

Indeed, you are holding a position whose importance implies great independence, as regards the organization of your working time, excluding any pre-determined schedule.

Your high level of responsibility justifies the payment of a remuneration corresponding to the highest level of the compensation schemes applied in the enterprise and enables you to make decisions in a largely autonomous manner and, in addition, excludes any specific and pre-determined schedule.

Under such conditions, you will not be subject to any pre-determined work schedule, and you must organize your work in order to be able to fully complete your engagements.

4.	EFFECTIVE DATE

The effective date shall be no later than April 1, 2012.

The effective date of your employment contract shall be subject to two conditions precedent:

•	You must have undergone a medical visit and have received a favourable evaluation, either with our medical unit or with a physician designated or approved by our company;

•	You must be free from any commitment vis-à-vis another employer.

5.	SENIORITY

Your seniority will start from February 2, 1981.

6.	MOBILITY - TRANSFER

You are assigned to the Issy-les-Moulineaux establishment, provided however that the said assignment shall not be a material term of your recruitment.

Thus, you agree to accept any change in your workplace required by the interest of the enterprise, to one of the company's establishments located in Continental France.

If a change of workplace is proposed to you, you will be granted a reasonable and sufficient notice period in order to respond and to join your new assignment. The said notice period shall depend on the geographical distance between your then current workplace and the proposed workplace.

The Company currently has only one single site. However, it is expressly agreed that you might be assigned to a worksite that, as of the execution date hereof, does not exist, but that might be created in the future.

7.	BUSINESS TRAVEL

You may have to travel, whether in France or abroad, in order to carry out your assignments.

Because of the international nature of your position, such travel, and in particular travel abroad, shall be especially frequent and may cover long periods.

8.	COMPANY CAR

In your capacity as an executive officer of the company, a company car shall be made available to you for the purposes of your business travel. The said car may also be used for personal purposes during weekends and other holiday periods.

The part corresponding to the use of the car for private purposes shall be deemed a fringe benefit and, in this respect, shall be subject to social security contributions in accordance with the terms determined by the Company, and this will impact your net compensation for tax purposes. Furthermore, the Company shall have to provide tax authorities with any supporting documents and tax returns necessary for the valuation of the said fringe benefit.

You confirm that you hold a valid driving license and that you agree to inform the Company forthwith of any withdrawal or suspension of the said permit.

During the entire term of the car's leasing, you agree to use the car made available to you as a reasonable person and in accordance with the instructions that are or shall be circulated in the enterprise, including the instruction dated May 1, 2010 that has been delivered to you.

You must, in particular, maintain the car regularly in accordance with the maintenance plan and in accordance with the manufacturer's instructions.

Also, it is prohibited to entrust the car to any third party, except for a relative (first-degree family: spouse, child, sibling, etc.), or to other employees of the enterprise.

If any damage is caused by the car, you shall inform the human resources department within 24 hours. You shall also be required to fill in the accident report intended for the insurance company.

As an item of information only, we indicate to you that a business fuel card shall be made available to you. In this respect, you agree to comply with the rules governing the use of the fuel card, as described in the instruction.

The expenses for petrol, tolls, etc., incurred with a view to the use of the car for personal purposes, shall be borne exclusively by you.

In the event of any fine, tort action, damage or loss resulting from the use of the car for business or personal purposes, you will be asked to reimburse to the Company any incurred expenses.

You agree to comply with the maximum mileage associated with the period during which the car is leased by the Company.

At the election of the Company, the car so made available may be replaced by a car of the same class.

In any event of suspension of the employment contract entailing the suspension of your compensation, you agree to return to the Company your car as well as the fuel card. In the event of withdrawal of your driving license, the Company may ask you to return the car.

The availability of the car shall end in case of termination of the employment contract. You shall then return the car in a condition of proper cleanliness.

9.	SPECIAL PROVISIONS CONCERNING SECRECY AND THE OWNERSHIP OF INVENTIONS AND OTHER CREATIONS

PROFESSIONAL SECRECY

1.
You agree to treat as secret any information, of any nature whatsoever, whether technical, commercial, financial or administrative, pertaining to the operations of our enterprise or any of its affiliates (hereinafter collectively referred to as “Itron”) that is not available to the public and that you may acquire in connection with your position or in any other manner whatsoever.

2.
You agree not to publish or disclose to any person external to Itron, or to use, any such information for any operations other than the Itron operations, whether during the term of your employment with our company or thereafter, unless you have been previously authorized in writing by our enterprise.

3.
You agree not to reproduce, in whole or in part, or to remove from the Itron premises or to transmit, for any purposes other than the purposes of the Itron operations, any document including any such information that our enterprise may have delivered to you or have asked you to prepare.

INVENTIVE ASSIGNMENT

1.	French law
Article 1 ter of the French law on invention patents of 2 January 1968, as amended on 13 July 1978, sets forth that:

•
inventions made by an employee, either pursuant to an employment contract including an inventive assignment corresponding to his actual position (ongoing inventive assignment) or as a result of studies or research expressly assigned to him (occasional inventive assignment), belong to the employer;

•
all other inventions made by an employee belong to the said employee, subject however to a right of assignment, in favour of the employer, of certain rights attaching to the patent protecting such an invention, if made by the employee during the course of the performance of his duties, or in the enterprise's operational area or because of the knowledge or use of techniques or resources specific to the enterprise or data provided by the enterprise.

2.	Research Department
The positions of the engineers and technical executives of our company's Research Departments are principally aimed at the completion of the research themes personally entrusted to them. In addition, as regards any technical issue arising during exchanges or following communications involving other persons or other Itron departments focusing on similar or related issues, these positions entail the obligation to review the said issue and to find a solution. Such functions include an ongoing inventive engagement, within the meaning of the law referred to above.

3.	Other Departments
The positions of the engineers and technical executives of our company, whose positions generally do not involve any ongoing inventive duty, include however, as regards any specific technical issue encountered in connection with the performance of the executives' work, the obligation to review this issue and to seek a solution. Therefore, duties include an occasional inventive engagement, within the meaning of the law referred to above.

INVENTIONS AND CREATIONS

1.
During the entire term of your employment contract and insofar as you have participated in the said invention, you must, for each such invention as you may design or complete, comply with the obligations imposed by the Decree of 4 September 1979 concerning inventions made by employees, which sets forth that any employee who makes an invention:

•	immediately report such invention to the employer and, at that time, indicate the purposes of such invention and the contemplated applications;

•	report the circumstances under which the invention was made;

•	assign to the invention a rating, by reference to the inventive assignment entrusted to the employee, where applicable;

•
provide a description that is as complete as possible of the invention, if the invention belongs, as a matter of law, to the employer or involves, in the employer's favour, the creation of an assignment right;

•	and also refrain from any early disclosure.

2.
During the entire term of your employment contract and insofar as you have participated in the said invention, you acknowledge that each invention that you may design or complete, in pursuance of an ongoing or occasional inventive assignment, shall, as a matter of law, be the exclusive property of our enterprise, in accordance with the provisions of Article 1 ter paragraph 1 of the aforementioned Act on invention patents. Accordingly, our enterprise shall be exclusively entitled to decide whether or not it is necessary to protect, whether under the laws on secrecy or under the laws on patents, the inventions that you have designed or completed, while carrying out an ongoing or occasional inventive assignment.

3.
During the entire term of your employment contract and insofar as you have participated in the said invention, as regards any invention that you may design or complete outside of any inventive assignment, the parties shall apply the provisions of Article 1 ter paragraph 2 of the Act on invention patents.

4.
During the entire term of your employment contract and insofar as you have participated in the said invention, you acknowledge that any such copyright, trademark right, design right or other intellectual property right, whether or not related to any technical creation, whether related to hardware or software, as you may design or complete in connection with the performance of your duties, shall, as a matter of law, be the exclusive property of our enterprise which shall have the exclusive right to reproduce, perform, use or dispose of the same or operate the same in any other manner.

5.
Our enterprise shall have the exclusive right to decide whether or not to use either the said inventions and patents or the said creations and the related intellectual property rights. In addition, the various rights referred to above may be devolved or transmitted to one or more of our affiliates, designated to that end.

6.
During the entire term of your employment contract and thereafter, you agree to execute any document or complete any formality that shall be requested by our enterprise, with a view to the assertion or defence of the rights referred to above.

7.
In addition, in the event that the relevant protection title has to be applied for in the name of the creator or inventor, in particular because of the legislation of the country concerned, you agree, immediately upon request from our enterprise during the term of your employment contract or thereafter, to complete any necessary formalities in order to effect free of charge the transfer of the said title to our enterprise or to any affiliate designated to that end.

8.
In accordance with the provisions of the applicable collective bargaining agreement, the compensation that shall be paid to you shall take into account your inventive assignments, studies and research, and shall remunerate on an all-in basis the results of your work. However, if an invention made by you in connection with the said task has, for the enterprise, an exceptional merit whose importance is not at all commensurate with your salary, you may, after the issuance of the patent, be awarded an additional remuneration that may be in the form of an all-in bonus paid in one or more installments.

10.	PERSONAL DATA

You acknowledge that the Company holds personal data concerning you. You expressly authorize the Company to collect, retain, store and use the said personal data and to forward the same electronically for administrative and archiving purposes in relation to your employment, and in particular, but not limited to, the payroll and retirement services or any implementation of any statutory or regulatory obligation.

In accordance with the Act of 6 January 1978, you will retain an access and correction right in respect of the collected data, and you will be entitled to exercise the said right by contacting your Human Resources Manager.

11.	EXCLUSIVITY OBLIGATION

You agree to perform most diligently the various tasks and duties assigned to you under this employment contract.

You agree not to have any other professional occupation, whether on your own behalf or on behalf of any individual or corporate third party, unless with the express consent of the Company or its delegate.

You agree not to support, whether directly or indirectly, any enterprise whose operations are similar to or competing with the operations of the Company or the group to which the Company belongs.

12.	NON SOLICITATION CLAUSE

In the event of termination of this Agreement, howsoever arising, you agree, during a period of 12 months from the date of the said termination, not to approach or entice away, whether directly or indirectly, on your own behalf or on behalf of any company, any person who has been an employee or officer of the ITRON Group during the period of 6 months preceding the termination of this employment contract.

You also agree not to facilitate, directly or indirectly, the recruitment, by third parties, of the persons referred to above, by using the same methods.

In the event of non-compliance with this clause, the Company reserves the right to institute legal proceedings and to claim damages in order to indemnify the loss sustained by it.

13.	NOTICE PERIOD

Either party may unilaterally terminate this employment contract, subject to compliance with the notice periods provided for in the applicable collective bargaining agreement.

According to the present employment contract, you are not bound by any non-competition obligation vis-à-vis the ITRON group.

14.	MISCELLANEOUS

If any provision of this employment contract conflicts with any provision of any law, regulation or mandatory collective bargaining agreement, the same shall be amended and adapted within the limits strictly necessary in order to ensure compliance with the newly applicable provision, and the relevant sentence, paragraph, clause, article or the contract itself shall not be deemed null and void.

These clauses shall supersede any prior contrary provisions.

Furthermore, you acknowledge that you are no longer bound by any employment contract with any Itron affiliate other than Itron Holding France.

This Agreement is sent to you in duplicate.

Kindly confirm your consent by returning to us a copy, of which each page has been initialled, after affixing the hand-written indication “for approval” followed by the date and your signature on the last page.

There is attached to this agreement an information data sheet in duplicate. Kindly acknowledge receipt of the same, and return to us a signed copy of the said document.

We look forward to your joining our company and send you our best wishes for success.

Sincerely yours,

Made in
On March 28, 2012

/s/ MARCEL REGNIER	/s/ JARED SERFF
Marcel Regnier	Jared Serff
VP Competitive Resources
Itron Group

Information data sheet delivered to Mr. REGNIER

In connection with his recruitment by the Company on April 1, 2012,
Mr. REGNIER is informed of the following non-contractual data:

▪	Collective bargaining agreement - other applicable provisions

The collective bargaining agreement applicable to the company is the collective bargaining agreement applicable to engineers and executives of the metallurgy sector.

In addition, the provisions of the following legal instruments shall be applicable to Mr. REGNIER

▪	Internal rules

▪	Personnel status

▪	The IT Resources Utilization Charter.

The said documents are available at the Company's human resources department.

▪	Workplace
The site to which Mr. REGNIER reports is located in Issy-les-Moulineaux.

▪	Social Protection

•	Additional pension

Effective from his recruitment date, Mr. REGNIER shall be affiliated with the following institutions:

•	ABELIO Retraite, as regards the part of his salary that is lower than the Social Security cap;

•	NOVRC Retraite, as regards the part of his salary ranging between the Social Security cap and the Executive Fund's cap (A.G.I.R.C. cap).

•	Provident scheme

Effective from his recruitment date, Mr. REGNIER shall benefit from the following:

•	As regards his medical expenses:

•	MUTUELLE GENERALE coverage

•	Additional optional coverage through MUTUELLE GENERALE.

•	In case of disability, invalidity or death:

•	the NOVALIS PREVOYANCE rules.

▪	Geographic mobility

In case of transfer, the mobility rules applicable to Mr. REGNIER are indicated in the document entitled “International Transfer Policy” applicable within the Group.

▪	Paid holidays

For a complete year of work, from 1 June to 31 May, Mr. REGNIER shall be entitled to 30 business days of paid holidays, i.e. the equivalent of 25 business days worked on the basis of 5 days of work per week. An additional holiday shall be granted to Mr. REGNIER according to his seniority.
A calculation statement concerning his rights for the current year shall be sent to him separately.

Document delivered on March 28, 2012

Employee's signature:

/s/ MARCEL REGNIER
Marcel Regnier